Exhibit 99.1

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300

Middleby Announces Strategic Financing Transactions

August 17, 2020 ELGIN, IL

The Middleby Corporation, Inc. (NASDAQ: MIDD; “Middleby” or the “Company”), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today announced that it has commenced a set of strategic financing transactions, including an amendment to its senior credit facility and the launch of a $550 million convertible notes offering. The Company also expects to enter into a related capped call hedge transaction, which will offset potential dilution from the conversion feature of the notes.

“Consummation of these strategic transactions will enhance our capital structure and provide greater financial flexibility as we lead our business into the future. Most importantly, these actions reinforce continued investment in our operating and strategic initiatives supporting long-term growth objectives,” commented Middleby Chief Executive Officer Tim Fitzgerald.

Overview of Credit Facility Amendment

•	The amended credit agreement will provide for a senior secured credit facility in an aggregate principal amount of $3.1 billion, consisting of (i) a $2.75 billion multi-currency revolving credit facility and (ii) a $350 million term loan facility (after giving effect to the $400 million prepayment upon effectiveness of the amendment). The maturity date remains unchanged at January 31, 2025.

•	The threshold leverage ratio restricting the incurrence of debt has been increased to 5.50 to 1.00 from 4.00 to 1.00 through the maturity of the facility.

•	The borrowing cost under the senior credit facility remains unchanged by the amendment at total net debt leverage ratios of below 4.00 to 1.00. Pricing at newly established leverage tiers above 4.00 times increase to a maximum of LIBOR plus 250 basis points at the highest allowable borrowing levels.

•	The amended credit agreement sets forth a secured net debt leverage ratio of 3.50 to 1.00, with an initial elevated period providing for a higher covenant of 4.50 to 1.00 times through March 2021 and 4.25 to 1.00 times through June 2021.

•	At the end of the company’s fiscal second quarter, the company’s net debt as defined under the credit facility amounted to $1,786.7 million and the secured leverage ratio was 2.99 to 1.00. On a pro-forma basis, after reflecting the anticipated repayment of $400 million of the senior term loan upon effectiveness of the amendment, the net debt under the senior credit facility would amount to $1,386.7 million and the secured leverage ratio would amount to 2.32.

•	Borrowing availability under existing facilities after giving effect to the contemplated transactions would amount to $1.4 billion.

The information in this press release is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice equipment industry. Middleby develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. Middleby’s leading equipment brands serving the commercial foodservice industry include Anets®, APW Wyott®, Bakers Pride®, Beech®, BKI®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, Crown®, CTX®, Desmon®, Deutsche Beverage®, Doyon®, Eswood®, EVO®, Firex®, Follett®, frifri®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Ink Kegs®, Jade®, JoeTap®, Josper®, L2F®, Lang®, Lincat®, MagiKitch’n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco®, QualServ®, RAM®, Southbend®, Ss Brewtech®, Star®, Starline®, Sveba Dahlen®, Synesso®, Taylor®, Toastmaster®, TurboChef®, Ultrafryer®, Varimixer®, Wells® and Wunder-Bar®. Middleby’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Deutsche Process®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, M-TEK®, Pacproinc®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems®, Thurne® and Ve.Ma.C.®. Middleby’s leading equipment brands serving the residential kitchen industry include AGA® Cookshop®, Brava®, EVO®, Fired Earth®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

Forward-Looking Statements

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical facts are forward-looking statements including, among other things, statements relating to Middleby’s intention to offer the notes, the timing of the proposed offering, the proposed terms of the offering and the intended use of the net proceeds from the offering are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Any forward-looking statement speaks only as of the date hereof, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Forward Looking Statements” and “Risk Factors” in the offering memorandum related to the offering, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in the offering memorandum related to the offering from the Company’s most recent annual and quarterly reports and other filings filed with the U.S. Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and Middleby expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Middleby’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Investor and Public Relations:

Darcy Bretz

(847) 429-7756

dbretz@middleby.com